EXHIBIT 99.1

Educational Development Corporation Announces Unaudited Record Net Revenues for Fiscal Year 2015

TULSA, Okla., April 8, 2015 (GLOBE NEWSWIRE) -- Educational Development Corporation ("EDC") (Nasdaq:EDUC) (http://www.edcpub.com) today reports historic record net revenues for the fiscal year ended February 28, 2015 (unaudited).

Randall White, CEO of Educational Development Corporation announces that the Company achieved record net revenues of $32.5 million for the fiscal year ended February 28, 2015, which surpassed the previous record of $31.8 million for fiscal year ended February 28, 2006. Both divisions of the Company had excellent net revenue results as the trade publishing division, EDC Publishing, posted a record year of $11.5 million, a 5% increase compared to $11.0 million last year.

The Home Business division, Usborne Books & More (UBAM), also had an excellent sales year posting a 39% increase in net revenues to $21.0 million compared with $15.1 million last year. UBAM had an excellent year attracting new sales associates which now total over 7,000.  This division has now posted 21 consecutive months of net revenues gains over the same month the previous year.

This unprecedented sales growth is primarily the result of eliminating sales to Amazon and wholesale accounts three years ago to support our retail accounts and our sales consultants.

Preliminary unaudited results indicate a marked increase in pre-tax earnings for the quarter and fiscal year ending February 28, 2015.  March 2015, the first month of in fiscal year 2016, recorded a 58% increase in sales for UBAM and a small 4% decrease for EDC Publishing over the same month of last fiscal year.

About Educational Development Corporation

Educational Development Corporation sells children's books, including Usborne Books and the Kane Miller line of international children's titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet.  More than 1,600 different titles are available for children of all ages, with new additions twice per year.

CONTACT: Educational Development Corporation
         Randall White, (918) 622-4522